Exhibit 99.1

FOR IMMEDIATE RELEASE

ZymoGenetics Reports First Quarter 2010 Financial Results

- Results show improved financial performance and strengthened financial position -

- Pipeline advancement and increased RECOTHROM market penetration highlighted -

Seattle, May 4, 2010 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported its financial results for the quarter ended March 31, 2010. For the first quarter of 2010, the company’s net loss declined to $2.4 million, or $0.03 per share, an improvement from the $18.1 million, or $0.26 per share, reported for the first quarter of 2009. The decreased loss resulted from higher revenues as well as lower operating expenses.

“With last year’s significant changes to our strategy and operations behind us, we’re pushing forward in 2010 focused on our key assets, including randomized comparative Phase 2 studies of PEG-Interferon lambda for hepatitis C and IL-21 for cancer,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “We’re making progress toward our goals for the year and, with the capital we raised in January, we believe we have the financial resources we need to reach important milestones for all of our key assets.”

On January 12, 2010, the company completed an underwritten follow-on public offering, which resulted in net proceeds to the company of $90.8 million. As of March 31, 2010, the company had $228.3 million of cash, cash equivalents and short-term investments.

Financial Results

Revenues for the first quarter of 2010 increased to $35.5 million from $24.8 million for the first quarter of 2009. The increase was attributable to higher collaboration and license revenues and a doubling of sales of RECOTHROM® Thrombin, topical (Recombinant) in the United States.

Net sales of RECOTHROM were $9.0 million for the first quarter of 2010 compared to $4.5 million for the first quarter of 2009 and were approximately the same as U.S. net sales for the fourth quarter 2009. While both the company’s market share and hospital unit demand for the product increased in the first quarter of 2010 versus the fourth quarter of 2009, these trends were offset by a reduction in the level of wholesaler inventories.

Collaboration and license revenues were $26.2 million for the first quarter of 2010 compared to $20.0 million in the first quarter of the prior year. The increase was primarily related to recognition of revenue associated with the December 2009 license agreement with Novo Nordisk for IL-21 antagonists. Incremental revenues related to the company’s PEG-Interferon lambda collaboration with Bristol-Myers Squibb also contributed to the increase. These increases were partially offset by reduced revenues from collaborations with Bayer and Merck Serono, which ended in the fourth quarter of 2009, and from Novo Nordisk milestone payments that were earned in the first quarter of 2009 but not in the first quarter of 2010.

Costs and expenses for the first quarter of 2010 decreased to $35.6 million from $40.8 million for the first quarter of 2009. The decrease was largely attributable to expense reductions resulting from the company’s 2009 restructuring, which is expected to continue to benefit the company’s expense structure in coming quarters.

Research and development expenses for the first quarter of 2010 were $19.7 million, a decrease of $5.0 million from the first quarter of 2009. The decrease was primarily attributable to reduced employee-related costs resulting from headcount reductions made in 2009, partially offset by an increase in the company’s share of development costs from the PEG-Interferon lambda collaboration with Bristol-Myers Squibb.

Selling, general and administrative expenses for the first quarter of 2010 were $14.0 million, compared to $15.0 million for the first quarter of 2009. The decrease was primarily related to reduced employee-related costs and the discontinuation of Bayer commission expense, which is now being charged against a liability recorded in December 2009. These reductions were partially offset by increased patent and legal costs.

Business Highlights

ZymoGenetics has made substantial progress toward achieving its 2010 business objectives, as shown by the following:

Stock Offering

The company sold 16,100,000 shares of its common stock in January 2010, resulting in net proceeds of approximately $90.8 million after payment of underwriting discounts, commissions and expenses.

PEG-Interferon lambda (Phase 2)

Pharmacokinetic results for the Phase 1b PEG-Interferon lambda clinical trial were presented at the European Association for the Study of the Liver annual meeting in April 2010. The findings indicate that weekly administration of fixed doses of PEG-Interferon lambda is appropriate. That regimen is currently being evaluated in an ongoing Phase 2 clinical trial. Patient enrollment in Part A of the Phase 2 study was completed in February 2010, and enrollment in Part B of the study is expected to begin during the next several months.

RECOTHROM (Marketed product)

Hospital unit demand for RECOTHROM continued to increase in the first quarter of 2010 by approximately 14% versus the fourth quarter of 2009. The company’s estimated share in dollars of the stand-alone thrombin market increased from approximately 17% in the fourth quarter of 2009 to approximately 19% in the first quarter of 2010. Additionally, the company presented results at the American Burn Association annual meeting from a Phase 4 post-approval study that support the safety profile of RECOTHROM in pediatric patients.

Interleukin-21 (IL-21, Phase 2)

Overall survival and progression free survival data continue to be generated in the Phase 2a study of IL-21 in metastatic melanoma. Results of the study will be presented at the American Society of Clinical Oncology annual meeting on June 5, 2010 in an oral presentation. The company and its collaborator, the National Cancer Institute of Canada Clinical Trials Group, are preparing to initiate a randomized Phase 2b study of IL-21 in metastatic melanoma.

Conference Call and Webcast Information

ZymoGenetics First Quarter 2010 Financial Results Conference Call will be held on May 4, 2010 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 1-877-407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 349411

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the development and commercialization of therapeutic proteins for the treatment of human diseases. ZymoGenetics has developed and is marketing RECOTHROM® Thrombin, topical (Recombinant) in the United States. ZymoGenetics has two product candidates in Phase 2 clinical development: PEG-Interferon lambda, being studied in collaboration with Bristol-Myers Squibb for treatment of hepatitis C virus (HCV) infection, and IL-21, being tested by ZymoGenetics as a potential treatment for metastatic melanoma. In addition, ZymoGenetics has an anti-IL-31 monoclonal antibody in preclinical development, which it expects to test initially as a treatment for atopic dermatitis. Several of the product candidates previously identified through ZymoGenetics’ discovery research efforts have been licensed to and are being developed by third parties, including Merck Serono and Novo Nordisk. ZymoGenetics is eligible to receive milestone payments and royalties related to these assets. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the information available to ZymoGenetics management as of May 4, 2010. These statements are not guarantees of future performance and involve many risks and uncertainties. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing, manufacturing and commercialization capabilities, strategic partnering activities, product safety, clinical trials and results, legislative and regulatory activity and oversight, intellectual property claims and litigation, the continuing global economic uncertainty and other risks detailed in ZymoGenetics public filings with the

Securities and Exchange Commission from time to time, including ZymoGenetics most recent Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics does not undertake any duty to update any forward-looking statements or other statements in this press release.

RECOTHROM® Thrombin, topical (Recombinant) is a registered trademark of ZymoGenetics, Inc.

Media and Investor Relations

Susan W. Specht

(206) 442-6592

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Product sales, net	$9,006	$4,505
Royalties	344	322
Collaborations and licenses	26,165	20,018

Total revenues	35,515	24,845
Costs and expenses:
Costs of product sales	1,880	1,016
Research and development	19,726	24,737
Selling, general and administrative	13,991	15,002

Total costs and expenses	35,597	40,755

Loss from operations	(82)	(15,910)
Other income (expense), net
Investment income	300	506
Interest expense	(2,656)	(2,725)

Total other expense	(2,356)	(2,219)

Net loss	$(2,438)	$(18,129)

Basic and diluted net loss per share	$(0.03)	$(0.26)

Weighted-average number of shares used in computing net loss per share	83,578	68,869

BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Current assets:
Cash, cash equivalents and short-term investments	$228,261	$174,130
Inventory	64,293	63,024
Other current assets	13,857	12,715
Property and equipment, net	57,052	58,565
Deferred financing costs, net	4,884	5,172
Other assets	5,685	5,690

Total assets	$374,032	$319,296

Current liabilities:
Accounts payable and accrued liabilities	$28,647	$39,227
Deferred revenue	37,344	40,484
Collaboration obligation	66,945	60,105
Lease obligations	67,249	67,563
Collaboration obligation, non-current	—	15,854
Debt obligation	25,000	25,000
Deferred revenue, non-current	50,049	63,899
Other long-term liabilities	11,214	11,122
Shareholders’ equity (deficit)	87,584	(3,958)

Total liabilities and shareholders’ equity	$374,032	$319,296

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